For Immediate Release
Contact:
Tom Colvin, Investor Relations, 913-661-1530
Scott Brockelmeyer, Media Relations, 913-661-1830
Ferrellgas Partners Reports Third-Quarter Results;
Provides Guidance for Full-Year Adjusted EBITDA
     OVERLAND PARK, Kan., June 6, 2008 — Ferrellgas Partners, L.P. (NYSE: FGP), one of the nation’s largest propane distributors, today reported for the third fiscal quarter ended April 30 Adjusted EBITDA of $85.1 million, down from the record $95.1 million for the same quarter in the prior fiscal year. Net earnings were $35.2 million, or $0.55 per unit, compared with a record $43.7 million, or $0.69 per unit, the year before. The decreases continued to reflect sharply higher propane costs that pressured margins and triggered customer conservation. Partially offsetting these factors were higher fee income and an ongoing tight rein on expenses.
     Propane sales volume in the third fiscal quarter decreased to 252 million gallons from 271 million gallons in the prior-year’s third quarter, mirroring similar trends from the first half of the fiscal year.
     Chairman and Chief Executive Officer James Ferrell pointed out, “In light of the hurdles we had to clear, which included a 44-percent increase in the cost of propane, we achieved Adjusted EBITDA that approached our budget for the quarter. Our operating platform’s efficiencies contributed to that performance as operating expense declined 4 percent on a year-over-year basis. General and administrative expense decreased more than 7 percent.”
     Ferrell pointed out, “In this current, challenging environment, our team performed remarkably well and deserves a lot of credit. We continue to believe that we have in place the fundamentals that will lead to improved operations.”
     President and Chief Operating Officer Steve Wambold reported, “Our Blue Rhino brand had a solid third quarter, reaching its volume goals, while successfully implementing price increases with its customers. Moreover, Blue Rhino is off to an excellent start in the fourth quarter, having added 2,500 selling locations over the past year and having recently secured a commitment for more than 1,000 additional locations from an existing customer to be installed prior to the end of July.”
     Wambold pointed out, “Based on Blue Rhino’s positive momentum and our well-established expense control efforts, we expect meaningful improvement in our Adjusted EBITDA results in the fourth quarter over year-earlier results. We expect that this performance will result in Adjusted EBITDA for the full fiscal year in the range of $225.0 million to $230.0 million.”
     Third quarter revenues rose to $712.1 million from $624.2 million in the year-earlier period, with higher wholesale propane commodity prices and additional fee income contributing to the increase. Gross profit decreased to $194.9 million from $210.5 million. Operating expense was $93.3 million versus $97.4 million a year ago while general and administrative expense was $10.9 million compared with $11.8 million. Equipment lease expenses also declined, to $6.0 million from $6.7 million.
     Comparable figures for the nine months were as follows: Revenues of $1.87 billion and $1.66 billion a year ago; gross profit, $537.3 million and $565.0 million; propane sales volume, 699 million gallons and 755 million gallons; operating expense, $274.8 million and $287.2 million; general and administrative expense, $33.9 million and $32.9 million; equipment lease expense, $18.5 million and $19.8 million; Adjusted EBITDA, $211.5 million and $226.3 million; and net earnings $63.5 million, or $1.00 per unit and $73.4 million and $1.16 per unit.
     Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., serves approximately one million customers in all 50 states, the District of Columbia, and Puerto Rico. Ferrellgas employees indirectly own more than 20 million common units of the partnership through an employee stock ownership plan. More information about the partnership can be found online at www.ferrellgas.com.
Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties, and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance, and expectations. These risks, uncertainties, and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2007, and other documents filed from time to time by these entities with the Securities and Exchange Commission.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except unit data)
(unaudited)

	April 30, 2008	July 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$20,864	$20,685
Accounts and notes receivable, net	162,580	118,320
Inventories	121,833	113,807
Price risk management assets	17,228	5,097
Prepaid expenses and other current assets	14,690	11,675

Total Current Assets	337,195	269,584

Property, plant and equipment, net	693,742	720,190
Goodwill	248,877	249,481
Intangible assets, net	230,449	246,283
Other assets, net	20,032	17,865

Total Assets	$1,530,295	$1,503,403

LIABILITIES AND PARTNERS’ CAPITAL

Current Liabilities:
Accounts payable	$75,674	$62,103
Short term borrowings	71,025	57,779
Other current liabilities (a)	100,844	107,199

Total Current Liabilities	247,543	227,081

Long-term debt (a)	1,028,518	1,011,751
Other liabilities	24,041	22,795
Contingencies and commitments	—	—
Minority interest	4,968	5,119

Partners’ Capital:
Common unitholders (62,961,674 and 62,957,674 units outstanding at April 2008 and July 2007, respectively)	268,399	289,075
General partner unitholder (635,977 and 635,936 units outstanding at April 2008 and July 2007, respectively)	(57,361)	(57,154)
Accumulated other comprehensive income	14,187	4,736

Total Partners’ Capital	225,225	236,657

Total Liabilities and Partners’ Capital	$1,530,295	$1,503,403

(a)	The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $268 million of 8 3/4% notes which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE, NINE AND TWELVE MONTHS ENDED April 30, 2008 AND 2007
(in thousands, except per unit data)
(unaudited)

	Three months ended		Nine months ended		Twelve months ended
	April 30,		April 30,		April 30,
	2008	2007	2008	2007	2008	2007
Revenues:
Propane and other gas liquids sales	$621,343	$531,816	$1,664,734	$1,458,732	$1,963,425	$1,756,041
Other	90,747	92,346	206,240	204,616	236,641	238,585

Total revenues	712,090	624,162	1,870,974	1,663,348	2,200,066	1,994,626

Cost of product sold:
Propane and other gas liquids sales	455,375	341,593	1,212,418	956,288	1,403,299	1,145,839
Other	61,850	72,118	121,232	142,039	136,416	162,701

Gross profit	194,865	210,451	537,324	565,021	660,351	686,086

Operating expense	93,349	97,369	274,828	287,224	368,442	380,173
Depreciation and amortization expense	21,443	22,245	63,883	65,936	85,330	87,025
General and administrative expense	10,947	11,829	33,855	32,877	45,848	45,773
Equipment lease expense	5,990	6,675	18,484	19,773	24,853	26,370
Employee stock ownership plan compensation charge	3,447	2,721	9,693	8,301	12,617	11,057
Loss on disposal of assets and other	2,662	3,097	8,729	9,592	9,959	11,613

Operating income	57,027	66,515	127,852	141,318	113,302	124,075

Interest expense	(21,214)	(21,534)	(66,351)	(66,243)	(88,061)	(87,585)
Interest income	350	981	1,348	2,871	1,622	3,452

Earnings before income taxes and minority interest	36,163	45,962	62,849	77,946	26,863	39,942

Income tax expense — current	243	2,087	600	3,486	575	3,892
Income tax expense (benefit) — deferred (h)	329	(335)	(2,052)	148	899	295
Minority interest (a)	420	507	832	933	499	604

Net earnings	35,171	43,703	63,469	73,379	24,890	35,151

Net earnings available to general partner	352	1,860	635	734	249	352

Net earnings available to common unitholders	$34,819	$41,843	$62,834	$72,645	$24,641	$34,799

Earnings Per Unit
Basic and diluted net earnings available per common unit	$0.55	$0.66	$1.00	$1.16	$0.39	$0.56
Dilutive effect of EITF 03-6 (b)	—	0.03	—	—	—	—

Adjusted net earnings per unit available to common unitholders	$0.55	$0.69	$1.00	$1.16	$0.39	$0.56

Weighted average common units outstanding	62,958.9	62,950.4	62,958.7	62,688.2	62,958.1	62,211.1

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Nine months ended		Twelve months ended
	April 30,		April 30,		April 30,
	2008	2007	2008	2007	2008	2007
Net earnings	$35,171	$43,703	$63,469	$73,379	$24,890	$35,151
Income tax expense (benefit)	572	1,752	(1,452)	3,634	1,474	4,187
Interest expense	21,214	21,534	66,351	66,243	88,061	87,585
Depreciation and amortization expense	21,443	22,245	63,883	65,936	85,330	87,025
Interest income	(350)	(981)	(1,348)	(2,871)	(1,622)	(3,452)

EBITDA	78,050	88,253	190,903	206,321	198,133	210,496
Employee stock ownership plan compensation charge	3,447	2,721	9,693	8,301	12,617	11,057
Unit and stock-based compensation charge (c)	483	499	1,383	1,165	1,107	1,447
Loss on disposal of assets and other	2,662	3,097	8,729	9,592	9,959	11,613
Minority interest	420	507	832	933	499	604

Adjusted EBITDA (d)	85,062	95,077	211,540	226,312	222,315	235,217
Net cash interest expense (e)	(22,098)	(22,451)	(68,196)	(66,723)	(90,493)	(88,155)
Maintenance capital expenditures (f)	(5,590)	(4,026)	(15,058)	(13,745)	(18,248)	(17,290)
Cash paid for taxes	(48)	(1,112)	(1,327)	(2,877)	(2,192)	(2,268)
Proceeds from asset sales	2,415	1,563	8,665	7,069	11,426	10,285

Distributable cash flow to equity investors (g)	$59,741	$69,051	$135,624	$150,036	$122,808	$137,789

Propane gallons sales
Retail — Sales to End Users	204,683	220,654	567,247	611,156	658,808	705,408
Wholesale — Sales to Resellers	47,427	50,768	131,412	144,234	176,350	194,919

Total propane gallons sales	252,110	271,422	698,659	755,390	835,158	900,327

(a)	Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.

(b)	Emerging Issues Task Force (“EITF”) 03-6 “Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share,” requires the calculation of net earnings per limited partner unit for each period presented according to distributions declared and participation rights in undistributed earnings, as if all of the earnings for the period had to be distributed. In periods with undistributed earnings above certain levels, the calculation according to the two-class method results in an increased allocation of undistributed earnings to the general partner and a dilution of earnings to the limited partners. Due to the seasonality of the propane business, the dilution effect of EITF 03-6 on net earnings per limited partner unit will typically only impact the three months ending January 31. EITF 03-6 did not have a dilutive effect on the three, nine and twelve months ended April 30, 2008 and and the nine and twelve months ended April 30, 2007.

(c)	Statement of Financial Accounting Standards (“SFAS”) No. 123( R), “Share-Based Payment” requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. Share-based payment transactions resulted in a non-cash compensation charge of $0.1 million and $0.2 million to operating expense, for the three months ended April 30, 2008 and 2007, respectively, and $0.4 million and $0.3 million to operating expense for the nine months ended April 30, 2008 and 2007, respectively. A non-cash compensation charge of $0.3 million and $0.3 million was recorded to general and administrative expense for the three months ended April 30, 2008 and 2007, respectively, and $1.0 million and $0.9 million for the nine months ended April 31, 2008 and 2007, respectively. A non-cash charge of $0.4 million and $0.4 million was recorded to operating expense for the twelve months ended April 30, 2008 and 2007, respectively. A non-cash charge of $0.7 and $1.1 was recorded to general and administrative expense for the twelve months ended April 30, 2008 and 2007, respectively.

(d)	Management considers Adjusted EBITDA to be a chief measurement of the partnership’s overall economic performance and return on invested capital. Adjusted EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization, employee stock ownership plan compensation charge, unit and stock-based compensation charge, loss on disposal of assets and other, minority interest, and other non-cash and non-operating charges. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership’s performance in a manner similar to the method management uses, adjusted for items management believes are unusual or non-recurring, and makes it easier to compare its results with other companies that have different financing and capital structures. In addition, management believes this measure is consistent with the manner in which the partnership’s lenders and investors measure its overall performance and liquidity, including its ability to pay quarterly equity distributions, service its long- term debt and other fixed obligations and fund its capital expenditures and working capital requirements. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(e)	Net cash interest expense is the sum of interest expense less non-cash interest expense and interest income. This amount also includes interest expense related to the accounts receivable securitization facility.

(f)	Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment.

(g)	Management considers Distributable cash flow to equity investors a meaningful non-GAAP measure of the partnership’s ability to declare and pay quarterly distributions to common unitholders. Distributable cash flow to equity investors, as management defines it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

(h)	During the fourth quarter of fiscal 2007 the governor of the state of Michigan signed into law a new Michigan Business Tax. The passing of this new tax law caused Ferrellgas to recognize a one time deferred tax expense of $2.8 million during fiscal 2007. During fiscal 2008 a credit for this deferred tax expense was created by a new Michigan tax law. The passing of this new tax law caused Ferrellgas to recognize a one time deferred tax credit during fiscal 2008.